Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ADC Therapeutics SA of our report dated March 27, 2025 relating to the financial statements, which appears in ADC Therapeutics SA‘s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts "in such Registration Statement.

/s/ Alex Fuhrer	/s/ Demyan Vlaev
Alex Fuhrer	Demyan Vlaev

Lausanne, Switzerland
June 30, 2025

PricewaterhouseCoopers SA, Avenue de la Rasude 5, 1006 Lausanne

Téléphone : +41 58 792 81 00, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and Independent legal entity.